Exhibit 99.1

THE MARCUS CORPORATION REPORTS RECORD REVENUES AND EARNINGS FOR THE THIRD QUARTER OF FISCAL 2018

Marcus® Hotels & Resorts achieves record revenues and operating income; Marcus Theatres®

reports another very profitable quarter

Milwaukee, October 25, 2018… The Marcus Corporation (NYSE: MCS) today reported record revenues and net earnings for the third quarter of fiscal 2018 ended September 27, 2018.

Third Quarter Fiscal 2018 Highlights

•	Total revenues for the third quarter of fiscal 2018 were a record $170,599,000, a 5.1% increase from revenues of $162,375,000 for the third quarter of fiscal 2017.
•	Operating income for the third quarter of fiscal 2018 was $22,413,000, a 2.5% increase from operating income of $21,863,000 for the third quarter of fiscal 2017.
•	Net earnings attributable to The Marcus Corporation were a record $16,231,000 for the third quarter of fiscal 2018, a 47.9% increase from net earnings attributable to The Marcus Corporation of $10,978,000 for the third quarter of fiscal 2017.
•	Net earnings per diluted common share attributable to The Marcus Corporation were a record $0.56 for the third quarter of fiscal 2018, a 43.6% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.39 for the third quarter of fiscal 2017.

First Three Quarters Fiscal 2018 Highlights

•	Total revenues for the first three quarters of fiscal 2018 were a record $532,088,000, a 9.0% increase from revenues of $487,971,000 for the first three quarters of fiscal 2017.
•	Operating income was a record $68,536,000 for the first three quarters of fiscal 2018, a 15.2% increase from operating income of $59,485,000 for the first three quarters of fiscal 2017.

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•	Net earnings attributable to The Marcus Corporation were a record $44,671,000 for the first three quarters of fiscal 2018, a 46.2% increase from net earnings attributable to The Marcus Corporation of $30,555,000 for the first three quarters of fiscal 2017.
•	Net earnings per diluted common share attributable to The Marcus Corporation were a record $1.56 for the first three quarters of fiscal 2018, a 44.4% increase from net earnings per diluted common share attributable to The Marcus Corporation of $1.08 for the first three quarters of fiscal 2017.

“The third quarter of 2018 was another record for The Marcus Corporation, with record revenues and net earnings,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. “In what historically is a strong quarter, the team at Marcus Hotels & Resorts did not disappoint, delivering record revenue and operating income. Marcus Theatres reported record revenues and had yet another very profitable quarter, although its operating income was impacted by several one-time costs and a film mix that contributed to slightly higher film costs.”

“For the first nine months of the year, The Marcus Corporation achieved record revenues, operating income and net earnings thanks to record revenues and operating income from both divisions,” said Marcus.

Marcus also noted that net earnings continued to benefit from a lower income tax rate, particularly during the third quarter when results were favorably impacted by additional one-time tax benefits.

Marcus® Hotels & Resorts

Third-quarter revenues for Marcus Hotels & Resorts increased 4.9% in the third quarter and operating income was up 24.5% thanks to significant margin improvement. Revenue per available room (RevPAR) for comparable company-owned properties increased 5.2% in the third quarter, outperforming the industry by three percentage points during the quarter.

“This was a very strong quarter for Marcus Hotels & Resorts, as evidenced by record revenue and operating income growth. Much credit for our revenue growth goes to our outstanding sales team, as our group business increased considerably across the majority of our properties. Meanwhile, our operating team did a tremendous job converting these revenue gains to profit. With baseball at its peak, some of our markets were also the beneficiaries of increased bookings connected to the 2018 MLB regular season drive for the playoffs,” said Marcus.

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During the quarter, the division assumed management of the newly constructed Courtyard by Marriott El Paso Downtown/Convention Center in El Paso, Texas. In addition, three Marcus Hotels & Resorts properties received the coveted Condé Nast Traveler 2018 Readers’ Choice Awards. The Pfister Hotel in Milwaukee was voted the #4 Top Hotel in the Midwest by the publication’s readers, while the Grand Geneva Resort & Spa in Lake Geneva, Wis. ranked as the #6 Top Resort in the Midwest, and The Garland in North Hollywood, Calif. was recognized as the #9 Top Hotel in Los Angeles.

Marcus Theatres®

Revenues for Marcus Theatres increased 5.2% in the third quarter, compared to the same period last year. In addition to increased depreciation and a film mix that contributed to higher film costs this quarter, operating income was also impacted by several one-time items. In addition, the same baseball dynamic that helped our hotels resulted in lower attendance at some of our theatres in key markets such as Chicago, Milwaukee and St. Louis.

“After a busy second quarter opening up new amenities, we continued to invest in our theatres in the third quarter, including adding DreamLoungerSM recliner seating to one more location and converting an additional auditorium to our SuperScreen DLX® format. We are looking forward to the holiday season, with several additional projects underway,” said Rolando Rodriguez, chairman, president and chief executive officer of Marcus Theatres.

The five top-performing films for Marcus Theatres in the third quarter of fiscal 2018 were Incredibles 2; Jurassic World: Fallen Kingdom; Ant-Man and the Wasp; Mission Impossible - Fallout and Hotel Transylvania 3: Summer Vacation.

Rodriguez said the fourth quarter is off to a good start with successful October films including Venom; A Star is Born; First Man and Halloween. Additional films opening during the popular holiday season include The Nutcracker and the Four Realms; Bohemian Rhapsody; Dr. Seuss’ The Grinch; Fantastic Beasts: The Crimes of Grindelwald; Ralph Breaks the Internet: Wreck-It; Creed II; Mary Poppins Returns; Bumblebee; Aquaman and Holmes and Watson.

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Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Thursday, October 25, 2018, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the third quarter results. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-574-990-3059 and entering the passcode 9196228. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, November 1, 2018, by dialing 1-855-859-2056 and entering passcode 9196228. The webcast will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 890 screens at 68 locations in eight states. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 21 hotels, resorts and other properties in nine states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; and (10) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(in thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
	2018	2017	2018	2017
Revenues:
Theatre admissions	$52,422	$50,246	$185,035	$166,222
Rooms	34,467	32,785	84,256	82,844
Theatre concessions	35,476	33,290	123,687	109,365
Food and beverage	19,333	18,670	53,972	52,487
Other revenues	19,813	18,827	59,362	53,629
	161,511	153,818	506,312	464,547
Cost reimbursements	9,088	8,557	25,776	23,424
Total revenues	170,599	162,375	532,088	487,971

Costs and expenses:
Theatre operations	48,644	44,403	164,452	145,844
Rooms	10,958	10,658	31,026	30,117
Theatre concessions	10,168	9,567	35,105	30,666
Food and beverage	14,966	15,125	43,930	44,093
Advertising and marketing	6,178	6,296	17,317	17,880
Administrative	16,813	16,448	52,653	50,370
Depreciation and amortization	14,569	12,993	42,899	37,544
Rent	2,815	3,113	8,351	9,718
Property taxes	5,018	5,052	15,011	14,575
Other operating expenses	8,969	8,300	27,032	24,255
Reimbursed costs	9,088	8,557	25,776	23,424
Total costs and expenses	148,186	140,512	463,552	428,486

Operating income	22,413	21,863	68,536	59,485

Other income (expense):
Investment income	442	119	433	229
Interest expense	(3,180)	(3,367)	(10,000)	(9,454)
Other expense	(497)	(428)	(1,489)	(1,284)
Loss on disposition of property, equipment and other assets	(359)	(449)	(767)	(420)
Equity earnings (losses) from unconsolidated joint ventures, net	30	(12)	282	75
	(3,564)	(4,137)	(11,541)	(10,854)

Earnings before income taxes	18,849	17,726	56,995	48,631
Income taxes	2,626	6,908	12,254	18,571
Net earnings	16,223	10,818	44,741	30,060
Net earnings (loss) attributable to noncontrolling interests	(8)	(160)	70	(495)
Net earnings attributable to The Marcus Corporation	$16,231	$10,978	$44,671	$30,555

Net earnings per common share attributable to
The Marcus Corporation - diluted	$0.56	$0.39	$1.56	$1.08

Weighted average shares outstanding - diluted	28,818	28,350	28,634	28,410

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	September 27,	December 28,
	2018	2017

Assets:

Cash, cash equivalents and restricted cash	$12,629	$20,747
Accounts and notes receivable	26,006	27,230
Refundable income taxes	3,531	15,335
Other current assets	15,202	13,409
Property and equipment, net	847,137	860,064
Other assets	82,181	81,012

Total Assets	$986,686	$1,017,797

Liabilities and Shareholders' Equity:
Accounts payable	$23,108	$51,541
Taxes other than income taxes	17,675	19,638
Other current liabilities	63,001	68,918
Current portion of capital lease obligations	7,120	7,570
Current maturities of long-term debt	10,077	12,016
Capital lease obligations	22,989	28,282
Long-term debt	262,149	289,813
Deferred income taxes	38,374	38,233
Deferred compensation and other	59,157	56,662
Equity	483,036	445,124

Total Liabilities and Shareholders' Equity	$986,686	$1,017,797

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/Resorts	Corporate Items	Total
13 Weeks Ended September 27, 2018
Revenues(1)	$95,009	$75,492	$98	$170,599
Operating income (loss)	14,457	12,024	(4,068)	22,413
Depreciation and amortization	9,867	4,616	86	14,569

13 Weeks Ended September 28, 2017
Revenues(1)	$90,273	$71,952	$150	$162,375
Operating income (loss)	15,861	9,659	(3,657)	21,863
Depreciation and amortization	8,399	4,512	82	12,993

39 Weeks Ended September 27, 2018
Revenues(1)	$333,397	$198,373	$318	$532,088
Operating income (loss)	66,317	15,737	(13,518)	68,536
Depreciation and amortization	28,751	13,890	258	42,899

39 Weeks Ended September 28, 2017
Revenues(1)	$296,636	$190,903	$432	$487,971
Operating income (loss)	58,576	12,803	(11,894)	59,485
Depreciation and amortization	24,000	13,270	274	37,544

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

(1) Revenues include cost reimbursements of $9,088 for the 13 weeks ended September 27, 2018 (Theatres - $218, Hotels/Resorts - $8,870), $8,557 for the 13 weeks ended September 28, 2017 (Theatres - $500, Hotels/Resorts - $8,057), $25,776 for the 39 weeks ended September 27, 2018 (Theatres - $1,084, Hotels/Resorts - $24,692) and $23,424 for the 39 weeks ended September 28, 2017 (Theatres - $1,659, Hotels/Resorts - $21,765).

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